Exhibit 5.1
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                              June 22, 2000

DPL Inc.
Courthouse Plaza S.W.
Dayton, Ohio  45402

Ladies and Gentlemen:

     I am Group Vice President and General Counsel of DPL Inc. (the "Company") and, in that capacity, have acted as counsel for the Company in connection with the registration by the Company under the Securities Act of 1933 of 8,000,000 Common Shares, $0.01 par value, of the Company (the "Common Shares"), issuable upon the exercise of options granted under the DPL Inc. Stock Option Plan (the "Plan") pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission.

     For purposes of rendering this opinion, I have examined such corporate records and proceedings of the Company, agreements and instruments and made investigation of such matters as in my judgment permit me to render an informed opinion on the matters set forth herein.

     Based on the foregoing, it is my opinion that the 8,000,000 Common Shares issuable upon the exercise of options granted under the Plan have been duly authorized and, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8.

                                   Very truly yours,

                                   /s/ Stephen F. Koziar, Jr.

                                   Stephen F. Koziar, Jr.